Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Joseph Petta
May 10, 2007	212-460-4111

CON EDISON, INC. REPORTS 2007 FIRST QUARTER EARNINGS

NEW YORK—Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2007 first quarter earnings of $256 million or $0.99 a share, compared with earnings of $181 million or $0.74 cents a share for the first quarter of 2006. These amounts reflect after-tax net mark-to-market losses of $10 million or $0.04 cents a share in the first quarter of 2007 and $31 million or $0.12 cents a share in the first quarter of 2006.

“Our performance for the first quarter represents a solid start for the year and is consistent with our expectations,” said Kevin Burke, Chairman, President and Chief Executive Officer. “In addition, we continue to make significant investments throughout our system to meet the needs of our customers.”

For the year 2007, the company confirms its previous forecast of earnings in the range of $3.05 to $3.25 per share, excluding the net mark-to-market effects of the competitive energy businesses, which are not presently determinable.

The results of operations for the three months ended March 31, 2007, as compared with the 2006 period, reflect sales growth and colder weather in 2007, the utilities’ rate plans (which are designed to recover increased operations and maintenance expense, depreciation and property taxes, and interest charges) and the results of the competitive energy businesses including net mark-to-market effects. The following table presents the estimated effect on earnings per share and net income for the 2007 period, as compared to the 2006 period, resulting from these and other major factors:

	Earnings per Share Variation	Net Income Variation (Millions of Dollars)
Con Edison of New York
Sales growth	$0.03	$8
Impact of weather in 2007 versus 2006	0.04	10
Electric rate plan	0.06	17
Gas rate plan	0.04	10
Net transfers to firm gas service	0.03	6
Steam rate plan	0.02	6
Operations and maintenance expense	(0.01)	(2)
Depreciation and property taxes	(0.06)	(15)
Interest charges	(0.05)	(12)
Other (includes dilutive effect of new stock issuances)	(0.01)	6

Total Con Edison of New York	0.09	34
Orange and Rockland Utilities	0.03	7
Competitive energy businesses
Earnings excluding net mark-to-market effects	0.01	4
Net mark-to-market effects	0.08	21
Other, including parent company expenses	0.04	10
Discontinued operations	—	(1)

Total variation	$0.25	$75

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CON EDISON, INC. REPORTS 2007 FIRST QUARTER EARNINGS	Page 2

The earnings per share variations shown above reflect the dilutive effect of a higher weighted average number of common shares outstanding in the 2007 period (258 million shares) than in the 2006 period (246 million shares).

For the three months ended March 31, 2007, amounts of electricity, gas and steam delivered by Con Edison of New York, after adjusting for variations in weather and billing days in the period, increased by 2.6 percent, 7.4 percent and 0.5 percent compared with the 2006 period, respectively.

Refer to the company’s First Quarter Form 10-Q, which will be filed today with the Securities and Exchange Commission, for the consolidated balance sheets at March 31, 2007 and December 31, 2006 and the consolidated income statements for the three months ended March 31, 2007 and 2006. For additional information related to utility sales and revenues go to the Con Edison Web site at www.conedison.com, select “Investor Information” and then select “Financial Reports.”

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $12 billion in annual revenues and $27 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that owns and operates generating plants and participates in other infrastructure projects.

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